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                                                                      Exhibit 24

        The following resolution was adopted by the Board of Directors of the issuer on November 5, 1997:

        RESOLVED FURTHER, that Vincent D. Kelly and William L. Collins, III, be and each of them hereby is appointed as the attorney-in-fact of the Corporation and as the attorney-in-fact of each of the directors of the Corporation, with full power of substitution and resubstitution for and in the name, place and stead of the Corporation and each director of the Corporation to sign, date, attest, and file the Registration Statement, or any other form that may be used from time to time, including all amendments, supplements, or post-effective amendments to the Registration Statement, with respect to the registration and issuance of the shares of Common Stock of the Corporation issuable under the ESPP;

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